UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 17, 2011

AAA Public Adjusting Group, Inc.

 (Exact name of registrant as specified in its charter)

Florida	333-153679	26-032541
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1926 Hollywood Blvd. Suite 100, Hollywood, Florida 33020
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (954) 894-0043

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 11, 2011, RESOLVED the Board of Directors accepted the resignation of Frederick Antonelli as Chief Executive Officer, to make way for Christopher Lombardi to accept the position. On that same date Mr. Christopher Lombardi was appointed to be the Chief Executive Officer, President and Director of the Corporation. Mr. Antonelli will remain as a Director.

Mr. Lombardi, a Brooklyn New York native, attended City University, New York. For the last seven years, Mr. Lombardi has been a Licensed Public Adjuster with Florida Claims Consultants (the predecessor company to AAA) which he later purchased. His efforts resulted in FCC becoming one of the most successful and respected firms in the industry. Mr. Lombardi is an experienced real estate agent as well as an experienced sales director who oversaw the development of over 700 representatives nationwide. In addition he also has a strong financial background having held a series 7 license as a stockbroker in NYC.

ITEM 5.03.     AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Amendment of Articles of Incorporation - Forward Split

On February 11, 2011, the Registrant filed with the Secretary of State of Florida, Division of Corporations, an Amendment to the Articles of Incorporation, in particular Article 7. The Board of Directors, pursuant to Section 607.10025, approved a fifteen for one forward division (forward split) for the common stock of the Registrant for all shareholders of record as of February 18, 2011 (the “Pay Date” and “Effective Date”).  On February 18, 2011 (the "Effective Date" of the Forward Split) each one share of existing common issued and outstanding immediately prior to the pay date will be reclassified as, and exchanged for fifteen shares of the newly issued common stock of the Registrant ("New Common"). The execution date of said forward division shall occur upon approval and action of the corporate action by FINRA, with a date to be announced for such effect.  Additionally, pursuant to Section 607.10025, the Board of Directors adopted a resolution for the increase of the authorized common shares of the Corporation to be two hundred fifty million (250,000,000), which was made effective with the Secretary of State on February 11, 2011 by amendment of Article 7 as well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 17, 2011

AAA Public Adjusting Group, Inc.

By:/s/ Christopher Lombardi
Christopher Lombardi
President and Chief Executive Officer